EXHIBIT 10.B

VIAD CORP
2007 OMNIBUS INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT

Shares of Performance-Based Restricted Stock are hereby awarded by Viad Corp (Corporation), a Delaware corporation, effective      , 20     , to      (Employee) in accordance with the following restrictions, terms and conditions:

1. Share Award. The Corporation hereby awards the Employee      Shares (Shares) of Common Stock, par value $1.50 per share (Common Stock) of the Corporation pursuant to the 2007 Viad Corp Omnibus Incentive Plan (Plan), subject to the terms, conditions, and restrictions of such Plan and as hereinafter set forth.

2. Restrictions on Transfer and Restriction Period. During the period commencing on the date hereof (Commencement Date) and terminating as set forth below (Restriction Period), the Shares may not be sold, assigned, transferred, pledged, or otherwise encumbered by the Employee, except as hereinafter provided. The Restriction Period shall lapse as follows:

a)	One third of Earned Shares, effective as of January 1 of the first year following the year of grant, subject to final determination of achievement of Management Incentive Plan (MIP) performance targets;
b)	One third of Earned Shares on January 1 of the second year following the year of grant; and
c)	The remaining one third of Earned Shares on January 1 of the third year following the year of grant.

Shares will be earned, subject to forfeiture and repayment pursuant to paragraph 4, based upon the level of achievement of MIP performance targets in the year of grant (Earned Shares). No Shares will be earned if overall achievement of MIP performance targets is below 80% of target, and 25% of Shares will be earned if overall achievement of MIP performance targets is at 80% of target, with Shares above that level earned ratably at the same percentage as MIP awards, up to but not exceeding 100% of target achievement. Shares will be earned by Corporate participants based solely on Corporate results; but, for operating company participants, 50% of the Shares will be earned based on achievement of operating company MIP performance targets and 50% of the Shares will be earned based on achievement of Corporate MIP performance targets, with the threshold for each such target to be at 80% of such target (for a 25% payout).

Full ownership of Earned Shares will inure to the benefit of the Employee at the expiration of the Restriction Period with respect thereto, subject to the forfeiture and repayment provisions of paragraph 4. The Human Resources Committee of the Board of Directors (“Committee”) shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any Earned Shares, prior to the expiration of the Restriction Period with respect thereto, or to remove any or all of such restrictions, whenever the Committee may determine that such action is appropriate by reason of change in applicable tax or other law, or any other change in circumstances.

3. Restrictive Covenants. Unless a Change of Control (as defined in the Plan) shall have occurred after the date hereof, in order to better protect the goodwill of the Corporation and its Affiliates and to prevent the disclosure of the Corporation’s or its Affiliates’ trade secrets and confidential information and thereby help insure the long-term success of the business, Employee, without prior written consent of the Corporation, will not engage in certain conduct as outlined in this paragraph 3:

(a) Non-Competition. During Employee’s employment with the Corporation or any of its Affiliates, and for a period of eighteen (18) months following termination of Employee’s employment with the Corporation or any of its Affiliates, Employee will not engage in any activity or provide any services, whether as a director, manager, supervisor, employee, adviser, agent, consultant, owner of more than five (5) percent of any enterprise or otherwise, in connection with the manufacture, development, advertising, promotion, design, or sale of any service or product which is the same as or similar to or competitive with any services or products of the Corporation or its Affiliates (including both existing services or products as well as services or products known to the Employee, as a consequence of Employee’s employment with the Corporation or one of its Affiliates, to be in development):

(i) with respect to which Employee’s work has been directly concerned at any time during the two (2) years preceding termination of employment with the Corporation or one of its Affiliates, or

(ii) with respect to which during that period of time Employee, as a consequence of Employee’s job performance and duties, acquired knowledge of trade secrets or other confidential information of the Corporation or its Affiliates. For purposes of the provisions of paragraph 3(a), it shall be conclusively presumed that Employee has knowledge of information he or she was directly exposed to through actual receipt or review of memos or documents containing such information, or through actual attendance at meetings at which such information was discussed or disclosed.

(b) Non-Solicitation of Customers. During Employee’s employment with the Corporation or any of its affiliates, and for a period of eighteen (18) months following termination of Employee’s employment with the Corporation, Employee will not on behalf of any Competitor, solicit business from any Client of the Corporation that Employee serviced during Employee’s employment with the Corporation (the “Restricted Clients”). “Client” means any individual, person, business or entity that has consumed, obtained, retained and/or purchased any services or products offered or sold by the Corporation or any of its Affiliates during Employee’s employment, and any individual, person, business or entity or that has been solicited by Employee to consume, obtain, retain or purchase the services or products offered or sold by the Corporation or any of its affiliates. “Competitor” means any person or organization engaged (or about to become engaged) in research, development, marketing, selling, or servicing with respect to any product or service which is the same as, similar to, or competes with any product, process or service of the Corporation or its Affiliates (including both existing services or products as well as services or products known to the Employee, as a consequence of Employee’s employment with the Corporation or one of its Affiliates, to be in development).

(c) Non-Solicitation of Employees. During Employee’s employment with the Corporation and for eighteen (18) months immediately following termination of such employment for any reason, Employee will not, on behalf of himself or herself, or on behalf of any other person, firm, corporation, or entity, directly or indirectly (a) solicit for employment, or otherwise seek to employ, retain, divert or take away any of the agents, representatives or employees of the Corporation with whom Employee had contact or about whom Employee had access to information in the course of Employee’s employment with the Corporation, (b) or in any other way assist or facilitate any such employment, solicitation or retention effort.

(d) Remedies and Governing Law

(i) Injunctive Relief, Damages and Forfeiture. Employee understands and agrees that the Corporation’s remedy for violation of the restrictions contained in paragraphs (a), (b) and/or (c) above is not limited to a requirement that Employee repay any awards granted to Employee under the Plan. Rather, in the event Employee breaches the terms of the restrictive covenants contained in paragraphs3 (a), 3(b) and/or 3(c) above, the Corporation will be entitled to seek and obtain any or all of the following remedies against Employee:

(1) Injunctive Relief. In the event that Employee breaches, or the Corporation reasonably believes that Employee is about to breach, any of the covenants of paragraphs 3(a), 3(b) and/or 3(c) above, Employee recognizes that the Corporation will suffer immediate and irreparable harm and that money damages alone will not be adequate to compensate the Corporation or its Affiliates. Accordingly, Employee agrees that the Corporation will be entitled to temporary, preliminary and/or permanent injunctive relief enforcing the terms of paragraphs 3(a), 3(b) and/or 3(c) above.

(2) Damages. In the event that Employee breaches any of the covenants of paragraphs 3(a), 3(b) and/or 3(c) above, Employee agrees that the Corporation will be entitled to compensatory damages in an amount necessary to compensate the Corporation for any harm that is not adequately redressed or prevented by injunctive relief.

(3) Forfeiture and Repayment. In the event Employee breaches any of the covenants of paragraphs 3(a), 3(b) and/or 3(c) above, Employee agrees and understands that the Corporation may require Employee to repay certain awards that have been granted under the Plan, as is more fully set forth in paragraph 4 below.

(ii) Governing Law. The restrictions set forth in paragraphs 3(a), 3(b) and/or 3(c) will be governed by, construed, interpreted, and their validity determined, under the law of the State of Delaware.

4. Forfeiture and Repayment Provisions.

(a) Termination of Employment. Except as provided in this paragraph 4(a) and in paragraph 9 below, if the Employee ceases to be an Employee of the Corporation or any of its Affiliates (as defined in the Plan) for any reason, all Shares or Earned Shares which at the time of such termination of employment are subject to the restrictions imposed by paragraph 2 above shall upon such termination of employment be forfeited and returned to the Corporation.

Except as otherwise specifically determined by the Human Resources Committee in its absolute discretion on a case by case basis, if the Employee is terminated by the Corporation or any of its Affiliates for any reason, (other than for Cause, as defined below, or for failure to meet performance expectations, as determined by the Chief Executive Officer of the Corporation), or if the Employee ceases to be an employee of the Corporation or any of its Affiliates by reason of death or total or partial disability, full ownership of the Earned Shares will occur, upon lapse of the applicable Restriction Periods as set forth in paragraph 2. As used herein, the term “Cause” means (1) the conviction of a participant for committing a felony under federal law or the law of the state in which such action occurred, (2) dishonesty in the course of fulfilling a participant’s employment duties or (3) willful and deliberate failure on the part of a participant to perform his employment duties in any material respect, or such other events as will be determined by the Committee. The Committee will have the sole discretion to determine whether “Cause” exists, and its determination will be final.

If the Employee ceases to be an employee of the Corporation or any of its Affiliates by reason of normal or early retirement, full ownership of the Earned Shares will occur upon lapse of the Restriction Period as set forth in paragraph 2 and dividends will be paid through such period, in each case on a pro rata basis, calculated based on the percentage of time Employee was employed by the Corporation or any of its Affiliates from the Commencement Date through the date the Employee was employed during the year in which the award was granted; provided, however, that full ownership of the Shares (versus pro rata ownership) will occur upon lapse of such Restriction Period if the Employee has reached age 60 at the time of retirement and such retirement is at least 2 years subsequent to the date of grant, or such retirement is at least 6 months subsequent to the date of grant and Employee has retired due to unforeseen hardship or circumstances beyond the control of Employee, as reasonably determined by the Human Resources Committee of the Board, in its absolute discretion.

(b) Violations of Paragraph 3(a), 3(b) and/or 3(c).

(i) In addition to any other remedy, at law or in equity, all Shares subject to the restrictions imposed by paragraph 2 above shall be forfeited and returned to the Corporation, if Employee engages in any conduct agreed to be avoided pursuant to the provisions of paragraph 3(a), 3(b) and/or 3(c) at any time within eighteen (18) months following the date of Employee’s termination of employment with the Corporation or any of its Affiliates.

(ii) In addition to any other remedy, at law or in equity, if, at any time within eighteen (18) months following the date of Employee’s termination of employment with the Corporation or any of its Affiliates, Employee engages in any conduct agreed to be avoided pursuant to the provisions of paragraph 3(a), 3(b) and/or 3(c), then all consideration (without regard to tax effects) received directly or indirectly by Employee from the sale or other disposition of all Earned Shares earned within two (2) years prior to termination of employment shall be paid by Employee to the Corporation, or such Earned Shares shall be returned to the Corporation. Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation hereunder.

(c) Misconduct. Unless a Change of Control shall have occurred after the date hereof:

(i) All consideration (without regard to tax effects) received directly or indirectly by Employee from the sale or other disposition of the Earned Shares shall be paid by Employee to the Corporation, or such Earned Shares shall be returned to the Corporation, if the Corporation reasonably determines that during Employee’s employment with the Corporation or any of its Affiliates:

(1) Employee knowingly participated in misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material violation of any code of ethics of the Corporation applicable to Employee or of the Always Honest compliance program or similar program of the Corporation; or

(2) Employee was aware of and failed to report, as required by any code of ethics of the Corporation applicable to Employee or by the Always Honest compliance program or similar program of the Corporation, misconduct that causes a misstatement of the financial statements of Viad or any of its Affiliates or misconduct which represents a material knowing violation of any code of ethics of the Corporation applicable to Employee or of the Always Honest compliance program or similar program of the Corporation.

(ii) Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation hereunder.

(d) Acts Contrary to Corporation. Unless a Change of Control shall have occurred after the date hereof, if the Corporation reasonably determines that at any time within two (2) years after the lapse of the last Restriction Period Employee has acted significantly contrary to the best interests of the Corporation, including, but not limited to, any direct or indirect intentional disparagement of the Corporation, then all consideration (without regard to tax effects) received directly or indirectly by Employee from the sale or other disposition of all Earned Shares earned during the two (2) year period prior to the Corporation’s determination shall be paid by Employee to the Corporation, or such Earned Shares shall be returned to the Corporation. Employee consents to the deduction from any amounts the Corporation or any of its Affiliates owes to Employee to the extent of the amounts Employee owes the Corporation hereunder.

(e) The Corporation’s reasonable determination required under Sections 4(c)(i) and 4(d) shall be made by the Human Resources Committee of the Corporation’s Board of Directors, in the case of executive officers of the Corporation, and by the Chief Executive Officer and Corporate Compliance Officer of the Corporation, in the case of all other officers and employees.

5. Certificates for the Shares. The Corporation shall issue Shares in book entry or certificated form in the name of the Employee, which shall equal the amount of the award specified herein. The Corporation shall hold all Shares on deposit for the account of the Employee until expiration of the first restriction period set forth in paragraph 2 above, as applicable, with respect to the Shares granted, at which time new certificates shall be issued which shall be commensurate with the installment periods set forth in paragraph 2 above. Each Share, if in certificated form, shall bear the following legend:

The transferability of this certificate and the Shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the 2007 Viad Corp Omnibus Incentive Plan and an Agreement entered into between the registered owner and Viad Corp. Copies of such Plan and Agreement are on file with the Vice President-General Counsel of Viad Corp, 1850 N. Central Ave., Suite 800, Phoenix, AZ 85004-4545.

The Employee agrees that he or she shall from time to time execute, at the request of the Corporation, a stock power covering such award endorsed in blank and that he or she shall promptly deliver such stock power to the Corporation.

6. Employee’s Rights. Except as otherwise provided herein, the Employee, as owner of the Shares, shall have all rights of a shareholder, including, but not limited to, the right to receive all dividends paid on the Shares and the right to vote the Shares.

7. Expiration of Restriction Period. Upon the lapse or expiration of the Restriction Period with respect to any Earned Shares, the Corporation shall deliver or deliver such Shares to the Employee (reduced to the extent provided in paragraph 4(a) in the event of early or normal retirement) together with the related stock power, if any, held by the Corporation pursuant to paragraph 5 above. The Earned Shares as to which the Restriction Period shall have lapsed or expired shall be free of the restrictions referred to in paragraph 2 above and such certificate shall not bear thereafter the legend provided for in paragraph 5 above.

To the extent permissible under applicable tax, securities, and other laws, the Corporation will permit Employee to satisfy a tax withholding requirement by directing the Corporation to apply Shares to which Employee is entitled as a result of termination of the Restricted Period with respect to any Shares of Restricted Stock, in such manner as the Corporation shall choose in its discretion to satisfy such requirement.

8. Adjustments for Changes in Capitalization of Corporation. In the event of a change in the Common Stock through stock dividends, stock splits, recapitalization or other changes in the corporate structure of the Corporation during the Restriction Period, the number of Shares of Common Stock subject to restrictions as set forth herein shall be appropriately adjusted and the determination of the Board of Directors of the Corporation as to any such adjustments shall be final, conclusive and binding upon the Employee. Any Shares of Common Stock or other securities received, as a result of the foregoing, by the Employee with respect to Shares subject to the restrictions contained in paragraph 2 above also shall be subject to such restrictions and the certificate(s) or other instruments, if any, representing or evidencing such Shares or securities shall be legended and deposited with the Corporation, along with an executed stock power, in the manner provided in paragraph 5 above.

9. Effect of Change in Control. In the event of a Change in Control (as defined in the Plan), the restrictions applicable to any Shares awarded hereby shall lapse, and such Shares shall be free of all restrictions and become fully vested and transferable to the full extent of the original grant.

10. Plan and Plan Interpretations as Controlling. The Shares hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. The Plan provides that the Human Resources Committee of the Corporation’s Board of Directors may from time to time make changes therein, interpret it and establish regulations for the administration thereof. The Employee, by acceptance of this Agreement, agrees to be bound by said Plan and such Committee actions.

Shares may not be issued hereunder, or delivered or redelivered, whenever such issuance, delivery or redelivery would be contrary to law or the regulations of any governmental authority having jurisdiction.

IN WITNESS WHEREOF, the parties have caused this Performance-Based Restricted Stock Agreement to be duly executed.

Dated:      , 200     VIAD CORP

By:
PAUL B. DYKSTRA
President and Chief Executive Officer

ATTEST:

General Counsel or Assistant Secretary

This Performance-Based Restricted Stock Agreement shall be effective only upon execution by Employee and delivery to and receipt by the Corporation.

ACCEPTED:

Employee